Exhibit 10.1
LOAN AND SECURITY AGREEMENT
     This LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of April 17, 2010, by and among Hospira, Inc., a Delaware corporation (“Parent”), Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Innovative Drug Delivery Systems, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “Subsidiary”). The Company and the Subsidiary are sometimes referred to individually as a “Borrower” and collectively as the “Borrowers”.
     A. Parent, the Company, Discus Acquisition Corporation and others are parties to that certain Agreement and Plan of Merger, dated as of April 17, 2010, pursuant to which Parent shall acquire the Company upon the terms and subject to the conditions set forth therein (the “Merger Agreement”).
     B. In connection with the Merger Agreement, Parent has agreed to make loans to the Borrowers upon the terms and subject to the conditions set forth in this Agreement.
     The parties agree as follows:
     1. DEFINITIONS
          1.1 Definitions. Capitalized terms used herein that are not otherwise defined herein shall have the meanings respectively ascribed to them in the Merger Agreement. Terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided in the UCC to the extent such terms are defined therein. In addition, in this Agreement:
     “Account” means any “account” as defined in the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to each Borrower.
     “Books” means all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Company Products” means all products being manufactured, distributed or developed by or on behalf of the Company or the Subsidiary.
     “Collateral” means the property described on Exhibit A.
     “Equipment” means all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “GAAP” is generally accepted accounting principles as applied in the United States.

     “General Intangibles” means all “general intangibles” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, Regulatory Approvals, Regulatory Submissions, payment intangibles, royalties, contract rights, licenses, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Governmental Authority” means any foreign or domestic national, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Intellectual Property” means all (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof and all goodwill associated with any of the foregoing, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) confidential and proprietary information, including trade secrets, know-how, inventions, discoveries, improvements and research and development information and (e) formulae, technical information, specifications, data, technology, plans, drawings, software and computer programs (including source code, executable code, data files, databases and related documentation) and other intellectual property, including in case of clauses (a) through (e) all copies and tangible embodiments thereof in whatever form or medium.
     “Inventory” means all “inventory” as defined in the UCC in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Lien” means any mortgage, claim, pledge, security interest, assignment, deposit arrangement, charge, encumbrance, lien, restriction, title defect or other adverse claim.
     “Market Development Initiatives” means commercial initiatives and activities, as set forth on Schedule A hereto, related to Dyloject, the Company’s drug candidate for which a new drug application has been filed with and accepted for formal review by the U.S. Food and Drug Administration. At the Company’s request, Parent will assist the Company in the design, planning, negotiation and implementation of the Market Development Initiatives.

     “Market Development Initiative Funds” means the amount of any Loans (as defined below) used for Market Development Initiatives in an amount not to exceed $500,000.
     “Maximum Loan Amount” means $17,234,767.19 (plus any additional interest owed on the Myriad Loan Amount through the date of repayment thereof); provided, however, that (a) a maximum of $8,334,767.19 of such amount may only be used by the Borrowers to repay the Myriad Loan Amount plus any additional interest owed on the Myriad Loan Amount through the date of repayment thereof, (b) a maximum of $4,400,000 of such amount may only be used by the Borrowers to make the Myriad Termination Payments, (c) a maximum of $4,000,000 of such funds may only be used by the Borrowers for working capital and general corporate purposes and (c) $500,000 of such funds may only be used by the Borrowers for Market Development Initiatives.
     “Myriad” means Myriad Pharmaceuticals, Inc., a Delaware corporation.
     “Note Documents” means collectively, this Agreement, the Note, the Intellectual Property Security Agreement and any other present or future agreement between or among the Borrowers, and/or for the benefit of Parent in connection with Loans made pursuant to this Agreement, as the same may be amended, modified, extended or replaced from time to time.
     “Obligations” means all principal, interest, and other amounts that the Borrowers owe Parent now or later under this Agreement and the other Note Documents, including interest accruing after Insolvency Proceedings begin, and all out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs and other third party costs) incurred by Parent in connection with the perfection, administration or enforcement of this Agreement or the other Note Documents or the collection, recovery, sale or other realization relating in any way to the Collateral.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Delaware.
     2. LOANS AND TERMS OF PAYMENT
          2.1 Bridge Loans. Subject to the terms and conditions hereinafter set forth, upon written request of the Company given at least one (1) Business Day prior to the date on which the Borrowers seek a loan from Parent, which date shall be specified in such written request, Parent will make loans (each a “Loan” and collectively, the “Loans”) to the Borrowers from time to time; provided, however, that (a) the aggregate original principal of all Loans to be made hereunder shall not exceed the Maximum Loan Amount, (b) up to $8,334,767.19 of the Maximum Loan Amount shall be available to the Borrowers plus any additional interest owed on the Myriad Loan Amount through the date of repayment thereof, subject to the terms of this Agreement, on or immediately following the date of this Agreement solely for purposes of permitting the Borrowers to repay the Myriad Loan Amount, (c) up to $4,400,000 of the Maximum Loan Amount shall be available to Borrowers, subject to the terms of this Agreement, on or immediately following the date of this Agreement solely for purposes of permitting Borrowers to make the Myriad Termination Payments, (d) Loans for working capital and other general corporate purposes shall be in an amount not to exceed $2,000,000 per month and (e) and no Loans shall be made after July 2, 2010. Notwithstanding, anything contained herein to the contrary, Loans used for Market Development Initiatives shall be available to Borrowers, subject to the terms and conditions set forth herein, immediately following the date of this Amendment until the earlier of (a) the date of termination of the Merger Agreement and (b) July 2, 2010.
          2.2 Note. The Loans shall be evidenced by that certain Secured Promissory Note dated of even date herewith made by Borrowers and payable to the order of the Parent in the form attached hereto as Exhibit B (the “Note”). Each Borrower hereby irrevocably authorizes Parent to make or cause to be made, on a schedule attached to the Note or on the books of Parent, at or following the time of making each loan and of receiving any payment of principal balance of the Loans the designation of the amount of such Loan and payment. The amount so noted shall constitute prima facie evidence as to the amount owed by the Borrowers with respect to the principal amount of the Loans. Failure of Parent to make any such notation shall not, however, affect any obligation of the Borrowers or any right of Parent hereunder or under the Note.
          2.3 Interest. Principal amounts outstanding under the Loans shall bear interest at a rate per annum equal to ten percent (10%). Interest shall accrue daily from the Loan Date, shall be calculated on the basis of actual days elapsed over a year of 365 days and shall be payable as provided in Section 2.4 below. “Loan Date” means the date that a Loan is disbursed to the Borrowers.
          2.4 Payment of Principal and Interest. The principal amount of the Loans (other than the Market Development Initiative Funds, including any interest thereon), all accrued interest thereon and all other amounts due under this Agreement and the other Note Documents shall be repaid in full on the first to occur of (a) the Closing Date, (b) if the Merger Agreement is terminated pursuant to Section 10.01(g) or Section 10.01(h) thereof, two (2) Business Days following the Termination Date, provided, however, that if a Termination Fee and/or Parent Stipulated Expenses shall be payable under Section 10.03(b) of the Merger Agreement within 90 days of termination of the Merger Agreement, then the two (2) Business Days referred to in this clause (b) shall be extended to ninety (90) days following the Termination Date, (c) if the Merger Agreement is terminated pursuant to any other subsection of Section 10.01 thereof (other than Sections 10.01(g) or 10.01(h)), ninety (90) days following the Termination Date or (d) acceleration as provided in Section 8.1 below. The principal amount of the Loans relating to the Market Development Market Development Initiative Funds, including any interest thereon, shall be repaid in full if the Merger Agreement is terminated pursuant to Section 10.01(g)(iii), Section 10.01(g)(v) or Section 10.01(h) thereof and otherwise the Borrowers shall have no obligation to repay the Loans relating to the Market Development Initiative Funds or any interest or other amounts owed thereon. The Borrowers may, at any time and from time to time, prepay the Loans in whole or in part without premium or penalty upon at least three (3) Business Days’ prior written notice to the Parent.
          2.5 Parent Right to Offset. If the Merger Agreement is terminated pursuant to any provision of Section 10.01 thereof pursuant to which Parent is obligated to pay the Company a Termination Fee and/or Company Stipulated Expenses (collectively, the “Parent Termination Payment Obligation”), Parent shall have the right to reduce such Parent Termination Payment Obligation by the principal amount of the Loans (other than any Loans relating to the Market Development Initiative Funds and any interest thereon unless the Merger Agreement is terminated pursuant to Section 10.01(g)(iii), Section 10.01(g)(v) or Section 10.01(h) thereof), all accrued interest thereon and all other amounts due under this Agreement and the other Note Documents, regardless of when such amounts are payable under the terms hereof or thereof.
     3. CONDITIONS OF LOANS
          3.1 Conditions Precedent to Loan. Parent’s obligation to make the Loans is subject to the following conditions precedent:
               (a) Parent shall have received this Agreement, fully executed by the Borrowers;
               (b) Parent shall have received the Merger Agreement, fully executed by the Borrowers;
               (c) Parent shall have received the Note, fully executed by the Borrowers;
               (d) Parent shall have received a properly completed Form W-9, fully executed by the Borrowers;
               (e) Parent shall have received the Intellectual Property Security Agreement, fully executed by each Borrower;
               (f) the Company shall have terminated the Myriad Merger Agreement in accordance with Section 10.03(c) thereof;
               (g) Parent shall have received, in form and substance satisfactory to Parent, such other documents, and completion of such other matters, as Parent may deem reasonably necessary;
               (h) the Merger Agreement shall not have been terminated for any reason;
               (i) there shall be no breach or inaccuracy of any representation, warranty, covenant or agreement of the Company under the Merger Agreement that is curable such that pursuant to the provisions of Section 10.01(f) thereof, Parent is unable to terminate the Merger Agreement prior to the date of such Loan;
               (j) all statements, representations and warranties of the Borrowers made in this Agreement shall continue to be correct and complete in all material respects as of the date of such Loan; provided, however, that such materiality qualifier shall not apply to any statements, representations and warranties in this Agreement that are already qualified by materiality;

               (k) each Borrower shall be in full compliance in all material respects with all of the provisions of the Note Documents (as applicable);
               (l) if the Company shall have received a Company Acquisition Proposal (that was not solicited in violation of Section 8.03(a) of the Merger Agreement) and Parent has requested that the Company Board reaffirm its approval and recommendation of the Merger and the Merger Agreement, the Company Board shall have done so;
               (m) no Event of Default under Section 7.3 shall have occurred and be continuing;
               (n) Parent shall have received a reasonably detailed summary of the Borrowers’ intended use of the proceeds of the Loan, in form and substance reasonably satisfactory to Parent; and;
               (o) at least three (3) Business Days prior to any Loan Date, Parent shall have received, in form and substance reasonably satisfactory to Parent, a request for loan advance, substantially in the form attached hereto as Exhibit C (the “Advance Certificate”). The Advance Certificate shall include, among other things, statements to the effect that the conditions set forth in Sections 3.1 (h), (i), (j), (k), (l) and (m) have been duly satisfied.
     4. SECURITY AGREEMENT
4.1 Grant of Security Interest. As security for the payment and performance of the Obligations, each Borrower hereby pledges, assigns and grants to Parent a continuing first priority security interest in all of such Borrower’s right, title and interest in and to the Collateral wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority security interest in the Collateral. Each Borrower represents and warrants that subject to the filing or recordings referred to herein, such security interest constitutes a perfected security interest in all Collateral (a) in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code and (b) in which a security interest may be perfected upon the receipt and recording of the relevant IP Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. Within 5 Business Days of the date of this Agreement, the Company shall deliver to Parent originals of all stock certificates representing its equity interests in the Subsidiary (the “Pledged Stock”) with accompanying stock powers endorsed in blank and upon such delivery the Company represents and warrants that pledge effected hereby is effective to vest in Parent the rights of Parent in the Pledged Stock as set forth herein. If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Parent in a writing signed by such Borrower of the general details thereof and if requested by Parent, shall grant to Parent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Parent.

4.2 Financing Statements, Etc. Each Borrower hereby authorizes Parent to file, at any time and from time to time thereafter, all financing statements, financing statement assignments, continuation financing statements, UCC filings and filings of notices with the U.S. Copyright Office and the U.S. Patent and Trademark Office, in form reasonably satisfactory to Parent. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Parent’s discretion. Each Borrower shall execute and deliver and shall take all other action, as Parent may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the security interest of Parent in the Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, each Borrower ratifies and authorizes the filing by Parent of any financing statements filed prior to the date hereof that accomplish the purposes of this Agreement.
     5. REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants as follows:
          5.1 Organization and Qualification; Authority. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Borrower (a) is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (b) has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.2 Authority Relative to this Agreement; Validity and Effect of Agreements. Each Borrower has all necessary corporate power and authority to execute and deliver this Agreement and the other Note Documents, to perform its obligations hereunder and thereunder and transactions contemplated hereunder and thereunder. The execution, delivery and performance by each Borrower of this Agreement and the Note Documents and the consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary corporate action on behalf of each Borrower. Each of this Agreement and each of the other Note Documents has been duly and validly executed and delivered by each Borrower and, assuming the due authorization, execution and delivery by the Parent, constitutes a legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          5.3 No Conflict; Required Filings and Consents.
               (a) The execution and delivery by each Borrower of this Agreement and the Note Documents do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate its charter or bylaws, (ii) conflict with or violate any Law applicable to any Borrower or by which any property or asset of any Borrower is bound, (iii) except as described in Section 5.3(b), require any consent, notice or waiver under or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, prepayment or cancellation or to a loss of any benefit to which any Borrower) under, or result in the triggering of any payments pursuant to (A) any written agreement, lease, license, contract, loan, note, mortgage, indenture, undertaking or other commitment or obligation to which any Borrower is a party or by which it or any of its properties or assets may be bound or (B) any Permit affecting, or relating in any way to, the assets or business of any Borrower or (iv) result in the creation or imposition of any Lien or other encumbrance (except for Permitted Liens) on any property or asset of any Borrower, with respect to clauses (ii), (iii) and (iv) such triggering of payments, Liens, encumbrances, filings, notices, Permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
               (b) The execution and delivery by the Borrowers of this Agreement and the other Note Documents do not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Authority, except (i) filings necessary to perfect the Liens on the Collateral granted in favor of the Parent, (ii) the approvals, consents, exceptions, authorizations, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          5.4 Security Interest. This Agreement creates a valid security interest that is enforceable against the Collateral in which each Borrower now has rights and will create a security interest that is enforceable against the Collateral in which each Borrower hereafter acquires rights at the time each Borrower acquires any such rights. Each Borrower has the right and power to grant the security interests in the Collateral to the Parent, and each Borrower is the sole and complete owner of the Collateral, free from any Lien other than (a) Liens in favor of the Parent in respect of the Obligations hereunder, (b) statutory Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith or for which there are adequate reserves on the financial statements of the Borrowers (if such reserves are required pursuant to GAAP), (c) inchoate mechanics’ and materialmen’s Liens for construction in progress, (d) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of any Borrower, (e) zoning restrictions, utility easements, rights of way and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality and that, individually or in the aggregate, would not reasonably be expected to materially interfere with the Borrowers’ ability to conduct their businesses as currently conducted, (f) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business, (g) Liens reflected in the Company SEC Reports, (h) the Lien described on Section 5.17 of the Company Disclosure Schedule to the Merger Agreement and (i) Liens (x) of a collection bank arising under Section 4—210 of the Uniform Commercial Code on items in the course of collection, (y) relating to the establishment of depository relations with banks, and (z) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry.
          5.5 Enforceability. This Agreement has been duly executed and delivered by the Borrowers and is a legal, valid and binding obligation of the Borrowers, enforceable against such Borrowers in accordance with its respective terms, except as may be limited by (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (b) general principles of equity.
          5.6 Investment Company. Each Borrower, is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
          5.7 Solvency. Immediately following the making of the Loans and after giving effect to the application of the proceeds of the Loans: (a) the value of the assets of the Borrowers and their subsidiaries, taken as whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise and (b) the present fair saleable value of the property of the Borrowers and their subsidiaries, taken as whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.
          5.8 Required Payments to Myriad. The Myriad Loan Amount as of April 19, 2010 is $8,335,690.85 (the “Loan Repayment Amount”). The Borrowers are not required to pay any prepayment premium or penalty or make any similar payment in connection with their repayment of the Myriad Loan Amount and termination or cancellation of the Myriad Note Documents. The maximum amount of the Myriad Termination Payments required to be paid by the Company in accordance with the Myriad Merger Agreement is $4,400,000 (the “Myriad Termination Fee”). The Borrowers are not contractually obligated to make any additional payments to Myriad or its Affiliates in connection with the termination of the Myriad Merger Agreement, the repayment of the Myriad Loan Amount or the termination or cancellation of the Myriad Note Documents other than the Loan Repayment Amount (plus any additional interest accrued through the date of repayment), the Myriad Termination Fee and payment of the expenses of Myriad related to the administration of the payoff of the Loan Repayment Amount.
     6. COVENANTS
     Each Borrower shall do all of the following (as applicable):
          6.1 Merger Agreement Compliance. Until the earliest of (a) Merger is consummated, (b) the Merger Agreement is terminated or (c) the Obligations have been repaid or otherwise satisfied in full, the Company shall continue to perform its obligations as required under the Merger Agreement including, Section 7.01 thereof.
          6.2 Use of Proceeds. The Borrowers shall use the proceeds of the Loans solely (a) to repay the Myriad Loan Amount, (b) to make the Myriad Termination Payments and

(c) for working capital and general corporate purposes (including Market Development Initiatives).
          6.3 No Liens. The Borrowers shall keep the Collateral free of all Liens other than Permitted Liens.
          6.4 Inspection. Following termination of the Merger Agreement, each Borrower shall permit Parent and its representatives to inspect the books of such Borrower for purposes reasonably related to this Agreement at any time during business hours following reasonable advance notice.
          6.5 No Margin Stock. No proceeds of any Loan shall be used directly or indirectly to purchase or carry any margin security or margin stock, as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 CFR parts 221 and 224.
          6.6 Notice of Changes. The Borrowers shall give at least fifteen (15) days’ prior written notice to Parent of: (a) any change in any Borrower’s name; (b) any changes in any Borrower’s identity or structure in any manner which might make any financing statement filed hereunder incorrect or misleading; and (c) any change in jurisdiction of organization.
          6.7 No Transfer of Collateral. The Borrowers shall not surrender or lose possession of, sell, lease, license, assign, rent or otherwise dispose of or transfer any of the Collateral or any right or interest therein, except in the ordinary course of business consistent with past practice or except as permitted by the Merger Agreement.
          6.8 Insurance. The Borrowers shall use commercially reasonable efforts to provide Parent with certificates of insurance with respect to the insurance maintained by the Borrowers pursuant to the Merger Agreement which designate Parent as a lender loss payee or additional insured, as applicable. Parent agrees that absent a continuation of an Event of Default, any insurance proceeds shall be remitted to the Borrowers.
          6.9 Account Control Agreements. The Borrowers shall use commercially reasonable efforts to obtain account control agreements in form and substance reasonably satisfactory to Parent on all deposit and securities accounts. Parent agrees that any notification and exercise of control over such deposit accounts will only be exercised during the continuation of an Event of Default.
          6.10 Myriad Loans and Note Documents. The Borrowers shall use commercially reasonable efforts to obtain as promptly as practicable after the date of this Agreement appropriate agreements and instruments in form and substance reasonably satisfactory to Parent evidencing the repayment of the Myriad Loan Amount, the termination or cancellation of the Myriad Note Documents and the release of all collateral securing the borrowings by the Borrowers pursuant to the Myriad Note Documents.
          6.11 Further Assurances. Each Borrower shall execute any further instruments and take further action as Parent reasonably requests to effect the purposes of this Agreement and the other Note Documents.

     7. EVENTS OF DEFAULT
     Any one of the following is an Event of Default:
          7.1 Payment Default. Any Borrower fails to pay any of the Obligations on their due date;
          7.2 Covenant Default. Any Borrower shall default in the performance or observance of any agreement, covenant or obligation under this Agreement or the other Note Documents and solely with respect to any default which is capable of being remedied, such failure continues for thirty (30) days after notice thereof by the Parent to the Company; provided, however, that a default pursuant to Section 6.1 hereof, shall not be deemed an Event of Default, if (a) such default is curable under the terms of the Merger Agreement and has been cured within thirty (30) days or (b) such default has been waived in writing by Parent under the Merger Agreement or under this Loan Agreement; or
          7.3 Insolvency. (a) any Borrower begins an Insolvency Proceeding; or (b) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days.
     8. PARENT’S RIGHTS AND REMEDIES
          8.1 Rights and Remedies. While an Event of Default occurs and continues Parent may, without notice or demand, do any or all of the following:
               (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 7.3 occurs all Obligations are immediately due and payable without any action by Parent);
               (b) stop advancing money or extending credit for the Borrowers’ benefit under this Agreement or under any other agreement between the Company and Parent;
               (c) settle or adjust disputes and claims directly with account debtors for amounts on terms and in any order that Parent considers advisable, notify any Person owing any Borrower money of Parent’s security interest in such funds, and verify the amount of such account;
               (d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Each Borrower shall assemble the Collateral if Parent requests and make it available as Parent designates. Parent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Parent a license to enter and occupy any of its premises, without charge, to exercise any of Parent’s rights or remedies;

               (e) apply to the Obligations any (i) balances and deposits of the Borrowers it holds, or (ii) any amount held by Parent owing to or for the credit or the account of the Borrowers;
               (f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Parent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Parent’s exercise of its rights under this Section, each Borrower’s rights under all licenses and all franchise agreements inure to Parent’s benefit;
               (g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral;
               (h) demand and receive possession of each Borrower’s Books; and
               (i) exercise all rights and remedies available to Parent under the Note Documents or at law or equity, including all remedies provided under the UCC (including sale, assignment, transfer or other disposal of the Collateral pursuant to the terms thereof);
     provided, however, that except with respect to (i) an Insolvency Proceeding or (ii) an Event of Default that does not immediately trigger Parent’s right to terminate the Merger Agreement under the provisions thereof, Parent shall not exercise its rights and remedies under this Section 8.1 unless and until the Merger Agreement has been terminated in accordance with its terms.
          8.2 Power of Attorney. Each Borrower hereby irrevocably appoints Parent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors; (c) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Parent determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) sell, transfer, assign or otherwise dispose of the Collateral to Parent or a third party as the UCC permits. Each Borrower hereby appoints Parent as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Parent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full. Parent’s foregoing appointment as each Borrower’s attorney in fact, and all of Parent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Parent’s obligation to provide Loans terminates.

          8.3 Protective Payments. If any Borrower fails to maintain the insurance called for by Section 7.01(r) of the Merger Agreement or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document, Parent may obtain such insurance or make such payment, and all amounts so paid by Parent are immediately due and payable, bearing interest at the then highest applicable rate charged by Parent, and secured by the Collateral. Parent will make reasonable efforts to provide the Borrower with notice of Parent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Parent are deemed an agreement to make similar payments in the future or Parent’s waiver of any Event of Default.
          8.4 Application of Payments and Proceeds. The Borrower shall have no right to specify the order or the accounts to which Parent shall allocate or apply any payments required to be made by each Borrower to Parent or otherwise received by Parent under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Parent may apply any funds in its possession, whether from the Borrowers’ account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Parent shall determine in its sole discretion. Any surplus shall be paid to the Borrowers or other Persons legally entitled thereto; the Borrowers shall remain liable to Parent for any deficiency. If Parent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Parent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Parent of cash therefore.
          8.5 Parent’s Liability for Collateral. So long as Parent complies with customary practices regarding the safekeeping of the Collateral in the possession or under the control of Parent, Parent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. While under the control of the Company, the Company bears all risk of loss, damage or destruction of the Collateral.
          8.6 No Waiver; Remedies Cumulative. Parent’s failure, at any time or times, to require strict performance by the Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Parent thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Parent and then is only effective for the specific instance and purpose for which it is given. Parent’s rights and remedies under this Agreement and the other Note Documents are cumulative. Parent has all rights and remedies provided under the UCC, by law, or in equity. Parent’s exercise of one right or remedy is not an election, and Parent’s waiver of any Event of Default is not a continuing waiver. Parent’s delay in exercising any remedy is not a waiver, election, or acquiescence.
          8.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity,

release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Parent on which the Company is liable.
          8.8 Costs and Expenses. The Company agrees to pay on demand all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of legal counsel) incurred by Parent in connection with the administration of this Agreement and the other Note Documents, the enforcement and exercise of any rights or remedies under this Agreement and the other Note Documents and the administration and perfection of the Collateral.
     9. TERMINATION OR RELEASE
          9.1 This Agreement and all security interests granted hereby shall terminate with respect to all Obligations when all the outstanding Obligations have been paid in full in cash or offset as permitted hereunder and Parent has no further obligation to lend under this Agreement in accordance with the provisions hereof.
          9.2 Upon any sale or other transfer by the Company of any Collateral that is permitted hereunder. Parent shall release its security interest in such Collateral.
          9.3 In connection with any such termination or release pursuant to Sections 9.1 or 9.2, Parent shall promptly execute and deliver to the Borrowers, at the Borrowers’ expense, all documents that the Borrowers shall reasonably request to evidence such termination.
     10. NOTICES
     Any notice or other communication herein required or permitted to be given shall be in writing and shall be given in accordance with Section 11.02 of the Merger Agreement.
     11. GENERAL PROVISIONS
          11.1 Indemnification. Each Borrower agrees to indemnify, defend and hold Parent and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Parent (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Note Documents; and (b) all losses or costs and expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between any Borrower and Parent in connection with the Note Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
          11.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
          11.3 Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); provided that Parent may assign any of its rights and obligations hereunder, in whole or in part, to any Subsidiary of Parent without obtaining the consent of the Company and any such assignment shall not relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 11.3 shall be null and void ab initio and of no force and effect.
          11.4 Governing Law; Forum.
               (a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.
               (b) Except as set out below, each of the Borrowers and Parent hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of any court of the State of Delaware or of the United States located in New Castle County, Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Delaware Court.
          11.5 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.5.

          11.6 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          11.7 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          11.8 Joint and Several Liability. Each Borrower expects to receive substantial direct and indirect benefits from the extension of the Loans established pursuant to this Agreement. In consideration of the foregoing, each Borrower hereby irrevocably and unconditionally agrees that it is jointly and severally liable for all of the liabilities, obligations, covenants and agreements of the Borrowers hereunder and under the other Note Documents, whether now or hereafter existing or due or to become due. The obligations of the Borrowers under the Note Documents may be enforced by Parent against any Borrower or all Borrowers in any manner or order selected by Parent in its sole discretion. Each Borrower hereby irrevocably waives (a) any rights of subrogation and (b) any rights of contribution, indemnity or reimbursement, in each case, that it may acquire or that may arise against any other Borrower due to any payment or performance made under this Agreement, in each case until all Obligations shall have been fully satisfied.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument as of the date first above written.

Witnessed by:	HOSPIRA, INC.

/s/ Michael B. Johannensen	By:	/s/ Brian J. Smith

Name: Michael B. Johannesen		Name: Brian J. Smith
Title: Senior Vice President

Witnessed by:	JAVELIN PHARMACEUTICALS, INC.

/s/ Stephen J. Tulipano	By:	/s/ Martin J. Driscoll

Name: Stephen J. Tulipano		Name: Martin J. Driscoll
Title: Chief Executive Officer

Witnessed by:	INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

/s/ Stephen J. Tulipano	By:	/s/ Martin J. Driscoll

Name: Stephen J. Tulipano		Name: Martin J. Driscoll
Title: Chief Executive Officer

EXHIBIT A
COLLATERAL DESCRIPTION
     DEBTORS: Javelin Pharmaceuticals, Inc. and Innovative Drug Delivery Systems, Inc.
     SECURED PARTY: Hospira, Inc.
     All personal property of each Borrower whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:
     All cash, goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Company Products, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     All Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

EXHIBIT B
FORM OF SECURED PROMISSORY NOTE

$____________	April ___, 2010
     FOR VALUE RECEIVED, the undersigned Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Innovative Drug Delivery Systems, Inc., a Delaware corporation (the “Subsidiary”) (the Company and the Subsidiary collectively, the “Borrowers”) hereby promise to pay to Hospira, Inc. or its registered assigns (the “Holder”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of $                     or such amount as is advanced from time to time by the Holder to the Borrowers under that certain Loan and Security Agreement, dated as of April ___, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing and in effect from time to time, the “Agreement”), among the Borrowers and the Holder. Capitalized terms used herein without definition shall have the respective meanings provided therefor in the Agreement.
     The Company promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rate and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Holder in Dollars in immediately available funds.
     This Secured Promissory Note is the Note referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement and subject to the terms thereof.
     The Borrowers hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note. Each Borrower’s obligation hereunder is joint and several as provided in the Agreement.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.

Witnessed:	JAVELIN PHARMACEUTICALS, INC.

By:
Name:		Name:
Title:

Witnessed:	INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

By:

Name:		Name:
Title:

EXHIBIT C
FORM OF ADVANCE CERTIFICATE
     Reference is hereby made to that certain Loan and Security Agreement dated as of April ___, 2010 by and among Hospira, Inc., Javelin Pharmaceuticals, Inc. and Innovative Drug Delivery Systems, Inc. (the “Loan Agreement”). Capitalized terms used herein that are not otherwise defined herein shall have the meanings respectively ascribed to them in the Loan Agreement. Pursuant to the Loan Agreement, the undersigned hereby state as follows:
     1. The Borrowers request that a Loan in the amount of $                be made to the Borrowers on               . The Borrowers certify that attached hereto as Exhibit A is a reasonably detailed summary of the Borrowers’ intended use of the proceeds of the Loan.
     2. The Borrowers hereby represent and warrant as of the date of this Advance Certificate, which statements are and shall be correct and complete as of the date hereof and on the date the Loan is made after giving effect to such Loan:
          (a) the Merger Agreement has not been terminated for any reason;
          (b) all statements, representations and warranties of the Borrowers made in the Loan Agreement are correct and complete in all material respects; provided, however, that such materiality qualifier shall not apply to any statements, representations and warranties in the Loan Agreement that are already qualified by materiality;
          (c) each Borrower is in full compliance in all material respects with all of the provisions of the Note Documents;
          (d) the Company has not have received a Company Acquisition Proposal (that was not solicited in violation of Section 8.03(a) of the Merger Agreement) following which Parent has requested that the Company Board reaffirm its approval and recommendation of the Merger and the Merger Agreement; and
          (e) no Event of Default under Section 7.3 of the Loan Agreement has occurred and is continuing.
     Executed as a sealed instrument as of .

JAVELIN PHARMACEUTICALS, INC.
By:
Name:
Title:

INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
By:
Name:
Title:

EXHIBIT A
USE OF PROCEEDS

SCHEDULE A
Market Development Initiatives
“Commercial Initiatives” shall include the following commercial initiatives and activities:
•	planning, preparation, sponsorship and implementation of continuing medical education programs;

•	planning, preparation, sponsorship and implementation of an anesthesiology medical advisory board meeting and a pharmacy advisory board meeting; and

•	selection and engagement of qualified professional services or consultants to engage in activities related to:
•	market research;

•	sales force planning and training support;

•	ad agency search and selection;

•	national accounts support;

•	supply chain and 3rd party logistics planning;

•	manufacturing site audits; and

•	medical affairs.